NOTIFICATION  OF  THE  REMOVAL  FROM  LISTING  AND REGISTRATION OF THE STATED
SECURITIES

The American Stock Exchange LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 17, 2008, pursuant to the provisions of Rule 12d2-2 (a). 17CFR240.12d2-2(a)(4)

The removal of MACROshares Oil Down Tradeable Trust, MACROshares Oil Down Tradeable Shares is being effected because the Exchange knows or is reliably informed that on July 3, 2008 all rights pertaining to the entire class of these securities was extinguished.


The security was suspended by the Exchange on July 1, 2008.